UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Molecular Devices Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS MAY 11, 2006
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16( a ) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE MEASUREMENT COMPARISON
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

MOLECULAR DEVICES CORPORATION
1311 Orleans Drive
Sunnyvale, CA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Molecular Devices Corporation, a Delaware corporation. The meeting will be held at Molecular Devices’ corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California 94089, on Thursday, May 11, 2006 at 10:30 a.m. local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 30, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

James C. Kitch
Secretary

Sunnyvale, California
April 5, 2006

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MOLECULAR DEVICES CORPORATION
1311 Orleans Drive
Sunnyvale, CA 94089

PROXY STATEMENT
FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
MAY 11, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Molecular Devices Corporation is soliciting your proxy to vote at Molecular Devices’ 2006 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares, however. Instead, you may simply complete, sign and return the enclosed proxy card.

Molecular Devices intends to mail this proxy statement and the accompanying proxy card on or about April 13, 2006 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 30, 2006 will be entitled to vote at the Annual Meeting. On this record date, there were 16,938,519 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 30, 2006, your shares were registered directly in your name with Molecular Devices’ transfer agent, Computershare Limited, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 30, 2006, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. Since you are not the stockholder of record, however, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of eight directors; and

•	The ratification of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, or vote by proxy using the enclosed proxy card. If you vote by proxy, your shares will be voted as you specify on the proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Molecular Devices. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 30, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all of the nominees to the Board of Directors and “For” the ratification of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006. If any other matter is properly presented at the meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Molecular Devices’ Secretary at 1311 Orleans Drive, Sunnyvale, California 94089.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 6, 2006, to Molecular Devices’ Secretary at 1311 Orleans Drive, Sunnyvale, California 94089. However, if Molecular Devices’ 2007 Annual Meeting of Stockholders is not held between April 11, 2007 and June 10, 2007, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

If you wish to bring a proposal before the stockholders or nominate a director at the 2007 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Molecular Devices’ Secretary, in writing, not later than the close of business on March 12, 2007, nor earlier than the close of business on February 10, 2007. We also advise you to review Molecular Devices’ Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2007 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, if you do not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, our management will have discretionary authority to vote all shares for which it has proxies in opposition to any such stockholder proposal or director nomination.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to the ratification of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. A “broker non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). In the event that a broker, bank, custodian, nominee or other record holder of Molecular Devices common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal.

How many votes are needed to approve each proposal?

•	For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	Proposal No. 2, the ratification of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were 16,938,519 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in Molecular Devices’ quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

The names of the persons who are nominees for director and their positions and offices with Molecular Devices are set forth in the table below. Each director to be elected will hold office until the 2007 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. The authorized number of directors is presently nine, and, effective as of the Annual Meeting, the authorized number of directors will be reduced to eight.

Each of Molecular Devices’ current directors, except for Paul Goddard, Ph.D., has been nominated for election by the Board of Directors upon recommendation by the Nominating Committee of the Board of Directors. Dr. Goddard intends to serve on the Board of Directors through the date of the Annual Meeting. Except for Alan Finkel, Ph.D., Molecular Devices’ former Senior Vice President and Chief Technology Officer, each nominee listed below is currently a director of Molecular Devices who was previously elected by the stockholders. In November 2005, Molecular Devices’ Board of Directors elected Dr. Finkel to the Board upon the recommendation of the Nominating Committee. Dr. Finkel was recommended for election to the Board of Directors by Molecular Devices’ Chief Executive Officer. Although there is no formal policy, Molecular Devices encourages its directors to attend Molecular Devices’ annual meetings. Other than Messrs. Anderson and Bowman, all of Molecular Devices’ directors attended the 2005 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The eight nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Molecular Devices’ management. Proxies may not be voted for more than eight directors, however. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director, including their respective ages as of March 31, 2006.

Name	Age	Position Held with Molecular Devices

Joseph D. Keegan, Ph.D.	52	President and Chief Executive Officer; Director
Moshe H. Alafi	77	Director
David L. Anderson	62	Director
A. Blaine Bowman	59	Director
Alan Finkel, Ph.D.	53	Director
André F. Marion	70	Director
Harden M. McConnell, Ph.D.	78	Director
J. Allan Waitz, Ph.D.	70	Director

Joseph D. Keegan, Ph.D., has been a director of Molecular Devices since 1998. Dr. Keegan was appointed as President and Chief Executive Officer of Molecular Devices effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan is a director of Essen Instruments, Inc. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

Moshe H. Alafi has been a director of Molecular Devices since 1985. Mr. Alafi has been the General Partner of Alafi Capital Company, which specializes in forming new companies in the medical, pharmaceutical and biological fields, since January 1984.

David L. Anderson has been a director of Molecular Devices since 1983. Mr. Anderson has been a Managing Director of the General Partner of Sutter Hill Ventures, A California Limited Partnership, a venture capital company, since 1974. Mr. Anderson is also a director of Dionex Corporation, a leading supplier of analytical instrumentation, and BroadVision, Inc., a software company.

A. Blaine Bowman has been a director of Molecular Devices since 1985. Mr. Bowman is also a director of Dionex Corporation, a leading supplier of analytical instrumentation. Previously, Mr. Bowman was Chairman of the Board of Dionex Corporation from 2002 to 2005, and President, Chief Executive Officer and a director of Dionex Corporation from 1980 to 2002.

Alan Finkel, Ph.D., has been a director of Molecular Devices since November 2005. From July 2004 to December 2005, Dr. Finkel served initially as the Vice President and Chief Technical Officer of Molecular Devices and most recently as its Senior Vice President and Chief Technology Officer. Dr. Finkel was the founder of Axon Instruments, Inc. and served as its Chief Executive Officer from 1983 to until the acquisition of Axon Instruments by Molecular Devices in July 2004. From 2000 to 2003, Dr. Finkel was Adjunct Professor in the School of Biomedical Sciences at the University of Queensland and a Member of the John Curtin School of Medical Research Strategic Advisory Committee. From 1984 to 1987, Dr. Finkel was a Consulting Assistant Professor of Surgery, Stanford University. In 1981 and 1982, Dr. Finkel was a Research Fellow at the John Curtin School of Medical Research at the Australian National University in Canberra. Dr. Finkel received his doctorate in Electrical Engineering at Monash University, Australia, in 1981.

André F. Marion has been a director of Molecular Devices since September 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Operating Officer from 1983 to 1986, its President from 1985 to 1993, its Chief Executive Officer from 1986 to 1993 and its Chairman of the board from 1987 to February 1993, when it merged with the Perkin-Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin-Elmer Corporation and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion is presently a management consultant, and also serves as a director of Applied Imaging Corp., Alpha M.O.S. and of several privately held corporations.

Harden M. McConnell, Ph.D., founder of Molecular Devices, has been a director of Molecular Devices since its inception in July 1983. He is the Robert Eckles Swain Professor of Physical Chemistry, Emeritus at Stanford University and is a member of the National Academy of Sciences. Dr. McConnell has received many awards in recognition of his scientific work. Most recently these include the 1987 Pauling Medal for Chemistry and, in 1988, the National Academy of Sciences Award in Chemical Sciences. Dr. McConnell has also received the Wolf Prize (1984), the Wheland Medal (1988), the National Medal of Science (1989), the Peter Debeye Award in Physical Chemistry (1990), the Bruker Prize of the Royal Society of Chemistry (1995) and the Welch Award (2002). Dr. McConnell holds a Ph.D. degree from the California Institute of Technology.

J. Allan Waitz, Ph.D., has been a director of Molecular Devices since 1990. Dr. Waitz was President and Chief Executive Officer of DNAX Research Institute of Molecular and Cellular Biology, Inc., a subsidiary of Schering-Plough Corporation, a pharmaceutical company, until his retirement in 1992. From 1991 through December 1996, Dr. Waitz served as chairperson of the Area Committee on Microbiology of the National Committee for Clinical Laboratory Standards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
OF EACH OF THE NOMINEES LISTED ABOVE.

Independence of the Board of Directors

As required under the NASDAQ Stock Market, Inc. (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Molecular Devices’ Board of Directors consults with Molecular Devices’ counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Molecular Devices, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of Molecular Devices’ directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Keegan, the President and Chief Executive Officer of Molecular Devices, and Dr. Finkel, the former Senior Vice President and Chief Technology Officer of Molecular Devices.

Information Regarding the Board of Directors and its Committees

Molecular Devices’ Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The following table provides membership information for 2005 for each of these committees:

Name	Audit	Compensation	Nominating

Moshe H. Alafi			X
David L. Anderson		X	X
A. Blaine Bowman	X		X
Paul Goddard, Ph.D.	X		X
André F. Marion	X	X	X
J. Allan Waitz, Ph.D.		X	X

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Molecular Devices.

Audit Committee

The Audit Committee meets with Molecular Devices’ independent registered public accounting firm at least annually to review, upon completion of the annual audit, financial results for the year; retains Molecular Devices’ independent registered public accounting firm; is responsible for the engagement of Molecular Devices’ independent registered public accounting firm, including the scope, extent and procedures of the audit and the compensation to be paid therefore; assists and interacts with Molecular Devices’ independent registered public accounting firm so that it may carry out its duties in the most efficient and cost effective manner; maintains a log of complaints regarding accounting or auditing matters submitted by employees and conducts the appropriate investigation; and determines and approves all professional services provided to Molecular Devices by its independent registered public accounting firm, prior to commencement of the engagement, and considers the possible effect of such services on the independence of Molecular Devices’ independent registered public accounting firm. The Audit Committee meets at least quarterly. The Audit Committee is governed by a written Audit Committee Charter adopted by the Board of Directors. The Audit Committee charter can be found in the Corporate Governance section of the Investor Relations section of Molecular Devices’ website at www.moleculardevices.com. The Audit Committee is currently composed of Mr. Bowman, Dr. Goddard and Mr. Marion. The Audit Committee held five meetings during the fiscal year ended December 31, 2005. The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of Molecular Devices’ Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined in the Securities and Exchange Commission rules.

Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under Molecular Devices’ stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is currently composed of Mr. Anderson, Mr. Marion and Dr. Waitz. The Compensation Committee held one meeting during the fiscal year ended December 31, 2005. All members of

Molecular Devices’ Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASDAQ listing standards).

Nominating Committee

The Nominating Committee is responsible for (1) identifying, reviewing and evaluating candidates to serve as directors of Molecular Devices; (2) serving as a focal point for communication between such candidates, non-committee directors and Molecular Devices’ management; (3) recommending such candidates to the Board; and (4) making other recommendations to the Board regarding affairs relating to the directors of Molecular Devices, including director compensation. The Nominating Committee charter can be found in the Corporate Governance section of the Investor Relations section of Molecular Devices’ website at www.moleculardevices.com. The Nominating Committee is currently composed of Mr. Bowman, Dr. Goddard, Mr. Alafi, Mr. Marion, Dr. Waitz and Mr. Anderson. All members of Molecular Devices’ Nominating Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating Committee held one meeting during the fiscal year ended December 31, 2005. The Nominating Committee met on February 9, 2006 to review and recommend director nominations submitted in this proxy statement, which nominations were subsequently approved by the Board.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Molecular Devices, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Molecular Devices’ stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are evaluated by the Nominating Committee in the context of the current composition of the Board, the operating requirements of Molecular Devices and the long-term interests of Molecular Devices’ stockholders. In conducting this assessment, the Nominating Committee considers the criteria for director qualifications set by the Board of Directors, as well as diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Molecular Devices to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors’ overall service to Molecular Devices during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee may also use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, Molecular Devices has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board for inclusion in the proxy statement for Molecular Devices’ annual meeting of stockholders are welcome to deliver a written recommendation to the Nominating Committee at the following address: 1311 Orleans Drive, Sunnyvale, California 94089 at least 120 days prior to the anniversary date of the mailing of Molecular Devices’ proxy statement for the last annual meeting of stockholders. Please include with all submissions the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Molecular Devices’ stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. To date, the Nominating Committee has not received any such submission from a stockholder of Molecular Devices.

Meetings of the Board of Directors

The Board of Directors met five times during the last fiscal year. Each Board member, except for Mr. Marion, attended 75% or more of the total number of meetings of the Board and committees on which such director served held during the period.

Stockholder Communications with the Board of Directors

Molecular Devices’ Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available in the Corporate Governance section of the Investor Relations section of Molecular Devices’ website at www.moleculardevices.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee oversees Molecular Devices’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements included in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is responsible for reviewing, approving and managing the engagement of Molecular Devices’ independent registered public accounting firm, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including Molecular Devices’ independent registered public accounting firm’s accountability to the Board and the Audit Committee. The Audit Committee discussed with Molecular Devices’ independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Molecular Devices’ accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed the results of Molecular Devices’ independent registered public accounting firm’s examination of the financial statements. In addition, the Audit Committee has received from Molecular Devices’ independent registered public accounting firm written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Molecular Devices’ independent registered public accounting firm the independent registered public accounting firm’s independence from management and Molecular Devices. The Audit Committee also considered whether the provision of non-audit services was compatible with maintaining the independent registered public accounting firm’s independence.

The Audit Committee discussed with Molecular Devices’ independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with Molecular Devices’ independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of Molecular Devices’ internal control over financial reporting and the overall quality of Molecular

  (1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Molecular Devices under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Devices’ financial reporting. The Audit Committee held five meetings during the fiscal year ended December 31, 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006.

Audit Committee

A. Blaine Bowman
Paul Goddard, Ph.D.
André F. Marion

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006. The Board of Directors, on behalf of the Audit Committee, has directed that management submit the selection of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Molecular Devices’ financial statements since its inception in 1983. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm is not required by Molecular Devices’ Bylaws or otherwise. However, the Board of Directors, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Molecular Devices and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Principal Accountant Fees

The following is a summary of the aggregate fees billed as of March 31, 2006 to Molecular Devices by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2005 and 2004.

	Fiscal Year Ended
	December 31,
	2005	2004

Audit Fees	$1,100,000	$959,000
Audit-Related Fees	—	313,000
Tax Fees	9,000	—
All Other Fees	—	—

Total Fees	$1,109,000	$1,272,000

Audit Fees.  Consists of fees billed for professional services rendered for the audit of Molecular Devices’ financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Molecular Devices’ financial statements and are not reported under “Audit Fees.” During the fiscal year ended December 31, 2004, these services included assurance and related services associated with potential and completed business development transactions, as well as audits of Molecular Devices’ 401(k) plan. No audit-related fees were billed by Ernst & Young LLP during the fiscal year ended December 31, 2005.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal year ended December 31, 2005, these services included tax return preparation for certain international entities and acquired entities. During the fiscal year ended December 31, 2004, Ernst & Young LLP did not provide tax services to Molecular Devices.

All Other Fees.  During each of the fiscal years ended December 31, 2005 and 2004, no fees were billed by Ernst & Young LLP other than as set forth under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

All fees described above were approved by the Audit Committee.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by Molecular Devices’ independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis. The Chairman of the Audit Committee is also authorized to pre-approve any services, provided the Audit Committee is advised at its next meeting of any services pre-approved by the Chairman.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Molecular Devices’ common stock as of March 1, 2006 (except as noted) by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (iii) all executive officers and directors of Molecular Devices as a group; and (iv) all those known by Molecular Devices to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
		Percent of
Beneficial Owner	Number of Shares	Total

Franklin Resources, Inc.(2)	1,451,420	8.6%
One Franklin Parkway
San Mateo, CA 94403
Lord, Abbett & Co. LLC(3)	1,131,779	6.7
90 Hudson Street
Jersey City, NJ 07302
Brown Capital Management, Inc.(4)	1,093,020	6.5
1201 North Calvert Street
Baltimore, Maryland 21202
Wellington Management Company, LLP(5)	994,600	5.9
75 State Street
Boston, Massachusetts 02109
Moshe H. Alafi(6)	355,040	2.1
Joseph D. Keegan, Ph.D.(7)	335,599	1.9
Harden M. McConnell, Ph.D.(8)	234,030	1.4
Robert J. Murray(9)	150,047	*
Patricia C. Sharp(10)	95,325	*
Timothy A. Harkness(11)	76,510	*
A. Blaine Bowman(12)	72,500	*
David L. Anderson(13)	42,500	*
J. Allan Waitz, Ph.D.(14)	39,000	*
André F. Marion(15)	33,500	*
Paul Goddard, Ph.D.(16)	32,500	*
Thomas J. O’Lenic(17)	12,022	*
Alan Finkel, Ph.D.(18)	5,871	*
All directors and executive officers as a group (17 persons)(19)	1,577,374	8.8

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Molecular Devices believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 16,900,906 shares outstanding on March 1, 2006, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o Molecular Devices at the address on the first page of this proxy statement.

(2)	Based upon a Schedule 13G/A filed with the SEC on February 8, 2006 by Franklin Resources, Inc. (“FRI”). Such shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment advisory clients of investment advisers that are direct or indirect subsidiaries of FRI (the “FRI Subsidiaries”). FRI, Charles B. Johnson and Rupert H. Johnson, Jr., each an owner of more than 10% of the outstanding common stock of FRI (the “FRI Shareholders”), may be deemed to be beneficial owners of securities held by persons and entities advised by FRI Subsidiaries. Franklin Advisers, Inc., a FRI Subsidiary, has sole voting power over 730,557 of such shares and sole dispositive power over 746,357 of such shares. Franklin Templeton Portfolio Advisors, Inc., a FRI Subsidiary, has sole voting and dispositive power over 575,263 of such shares. Franklin Templeton Investments Corp., a FRI subsidiary, has sole voting and dispositive power over 129,800 of such shares. Each of FRI, the FRI Subsidiaries and the FRI Shareholders disclaims beneficial ownership of such shares. The Schedule 13G/A filed by FRI provides information only as of December 31, 2005 and, consequently, FRI’s beneficial ownership of Molecular Devices’ common stock may have changed between December 31, 2005 and March 1, 2006.

(3)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2006 by Lord, Abbett & Co. LLC (“LAC”). LAC has sole voting power and sole dispositive power over all of such shares. The Schedule 13G/A filed by LAC provides information only as of December 31, 2005 and, consequently, LAC’s beneficial ownership of Molecular Devices’ common stock may have changed between December 31, 2005 and March 1, 2006.

(4)	Based upon a Schedule 13G/A filed with the SEC on February 6, 2006 by Brown Capital Management, Inc. (“BCM”) in its capacity as a registered investment adviser. Such shares are owned by various investment advisory clients of BCM, which is deemed to be a beneficial owner of such shares, due to its discretionary power to make investment decisions over such shares for its clients and its ability to vote such shares. BCM has sole dispositive power over all of such shares and has sole voting power over 871,820 of such shares. Persons other than BCM have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. The Schedule 13G/A filed by BCM provides information only as of December 31, 2005 and, consequently, BCM’s beneficial ownership of Molecular Devices’ common stock may have changed between December 31, 2005 and March 1, 2006.

(5)	Based upon a Schedule 13G/A filed with the SEC on February 14, 2006 by Wellington Management Company, LLP (“WMC”) in its capacity as an investment adviser. Such shares are owned of record by clients of WMC which clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. In its capacity as an investment adviser, WMC may be deemed to beneficially own such shares. WMC has shared dispositive power over all of such shares and shared voting power over 561,100 of such shares. The Schedule 13G/A filed by WMC provides information only as of December 31, 2005 and, consequently, WMC’s beneficial ownership of Molecular Devices’ common stock may have changed between December 31, 2005 and March 1, 2006.

(6)	Includes 306,040 shares beneficially owned by Alafi Capital Company, of which Mr. Alafi, a director of Molecular Devices, is a general partner, and 32,500 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(7)	Consists of 849 shares held by the Keegan 1990 Revocable Trust UAD 4/27/90, of which Dr. Keegan is a trustee, and 334,750 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(8)	Consists of 201,530 shares held by the Harden M. McConnell and Sophia G. McConnell Trust DTD 3/29/82, of which Dr. McConnell is a co-trustee, and 32,500 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(9)	Includes 121,875 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(10)	Includes 92,000 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(11)	Includes 70,000 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(12)	Includes 32,500 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(13)	Consists of 10,000 shares held by the Anderson Living Trust UAD 1/22/98, of which Mr. Anderson is a trustee, and 32,500 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Living Trust UAD 1/22/98.

(14)	Includes 32,500 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(15)	Includes 32,500 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(16)	Consists solely of shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(17)	Includes 11,250 shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(18)	Consists solely of shares that may be acquired within 60 days after March 1, 2006 pursuant to outstanding stock options.

(19)	Includes 518,993 shares held by persons and/or entities affiliated with certain directors and executive officers and 954,996 shares that certain directors and executive officers have the right to acquire within 60 days after March 1, 2006 pursuant to outstanding stock options.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Molecular Devices’ equity compensation plans in effect as of December 31, 2005:

			Number of Securities Remaining
	Number of Securities to		Available for Issuance Under
	be Issued Upon Exercise	Weighted-Average Exercise	Equity Compensation Plans
	of Outstanding Options,	Price of Outstanding Options,	(Excluding Securities Reflected in
Plan Category	Warrants and Rights (a)	Warrants and Rights (b)	Column (a))(c)

Equity compensation plans approved by security holders	2,649,780	$24.44	1,073,451
Equity compensation plans not approved by security holders(1)	89,055	$18.45	3,267

Total	2,738,835	$24.24	1,076,718

(1)	Represents shares issuable upon the exercise of outstanding options under the Molecular Devices Corporation 2001 Stock Option Plan and shares remaining available for issuance thereunder. The table does not include information with respect to shares subject to outstanding options granted under equity compensation arrangements assumed by Molecular Devices in connection with the acquisitions of LJL BioSystems, Inc. in August 2000 and Axon Instruments, Inc. in July 2004. As of December 31, 2005, a total of 345,495 shares of Molecular Devices’ common stock were issuable upon the exercise of outstanding options under those assumed arrangements at a weighted average exercise price of $9.77. No additional options may be granted under those assumed arrangements.

Molecular Devices Corporation 2001 Stock Option Plan

The Molecular Devices Corporation 2001 Stock Option Plan, or 2001 Plan, was adopted by the Board in July 2001 without the approval of Molecular Devices’ security holders. An aggregate of 100,000 shares of Molecular Devices’ common stock have been reserved for issuance under the 2001 Plan. As of December 31, 2005, options to purchase 89,055 shares of common stock were outstanding under the 2001 Plan, and 3,267 shares (plus any shares that might in the future be returned to the 2001 Plan as a result of cancellations or expiration of options) remained available for grant. The 2001 Plan provides for the grant of nonstatutory stock options only to employees who, at the time of grant, are working or residing outside of the United States and are not officers or directors of Molecular Devices. The exercise price of nonstatutory stock options granted under the 2001 Plan may not be less than 85% of the fair market value of a share of Molecular Devices’ common stock on the date of grant. All stock options have a maximum term of twelve years and typically vest over a four-year period. Options may be exercised prior to vesting, subject to repurchase rights in favor of Molecular Devices that expire over the vesting period. The Board at any time, and from time to time, may amend the 2001 Plan, provided that the rights of an optionholder under the 2001 plan cannot be impaired without the optionholder’s consent. In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of Molecular Devices; (2) a merger or consolidation in which Molecular Devices is not the surviving corporation; or (3) a reverse merger in which Molecular Devices is the surviving corporation but the shares of Molecular Devices’ common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law, any surviving corporation shall either assume the options or shall substitute similar options for those outstanding under the 2001 Plan, or such options shall terminate to the extent not exercised prior to such event; provided, however, that at the discretion of the Board the options may be accelerated prior to such event.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Molecular Devices’ directors and executive officers, and persons who own more than ten percent of a registered class of Molecular Devices’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Molecular Devices. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Molecular Devices with copies of all Section 16(a) forms they file.

To Molecular Devices’ knowledge, based solely on a review of the copies of such reports and written representations that no other reports were required, during the fiscal year ended December 31, 2005, Molecular Devices believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as noted below:

•	Each of Messrs. Alafi, Anderson, Bowman and Marion and each of Drs. Goddard, Finkel, McConnell and Waitz filed a late report on Form 4, covering one transaction each.

•	Steve Davenport, Molecular Devices’ Vice President European Operations, filed a late report on Form 4, covering one transaction.

EXECUTIVE OFFICERS OF THE COMPANY

Molecular Devices’ executive officers, their ages and their positions as of March 31, 2006, are as follows:

Name	Age	Position Held with Molecular Devices

Joseph D. Keegan, Ph.D.	52	President and Chief Executive Officer
Timothy A. Harkness	39	Chief Financial Officer and Senior Vice President Finance and Operations
Steve Davenport	40	Vice President European Operations
Jan Hughes	45	Vice President Worldwide Marketing
Gillian M.K. Humphries, Ph.D.	67	Vice President Strategic Affairs
Robert J. Murray	57	Vice President Worldwide Operations
Thomas J. O’Lenic	42	Vice President North American Sales and Service
Patricia C. Sharp	62	Vice President Human Resources
J. Richard Sportsman, Ph.D.	53	Vice President Assay and Reagent Research and Development

Joseph D. Keegan, Ph.D. , was appointed as President and Chief Executive Officer of Molecular Devices effective March 30, 1998. Dr. Keegan has been a director of Molecular Devices since 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan is a director of Essen Instruments, Inc. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

Timothy A. Harkness has served as Molecular Devices’ Chief Financial Officer since July 1998, served as its Senior Vice President and Chief Financial Officer from August 2004 to July 2005 and was appointed as Chief Financial Officer and Senior Vice President Finance and Operations effective August 1, 2005. From 1997 to 1998, Mr. Harkness was Vice President of Business Development at Vivra Specialty Partners, a physician practice management company. Previously, Mr. Harkness was with Montgomery Securities in the Health Care Investment Banking Group from 1994 to 1997 and with Arthur Andersen & Co. from 1989 to 1992. Mr. Harkness holds an M.B.A. from Stanford University Graduate School of Business, a B.B.A. from the University of Wisconsin-Madison, and is a C.P.A.

Steve Davenport was appointed as Vice President European Operations of Molecular Devices on February 16, 2005. Mr. Davenport joined Molecular Devices in March 2002 and served as Molecular Devices’ General Manager European Operations. From 1989 to 2002, Mr. Davenport was employed by Amersham plc and Amersham Biosciences (now a part of GE Healthcare) in a variety of roles involving sales of technologies for genomics, proteomics and high throughput screening to pharmaceutical companies throughout Europe. From August 2001 to March 2002, Mr. Davenport held the post of European Business Director Technology Programs with Amersham Biosciences. Mr. Davenport holds a first class honors degree in Applied Chemistry from the University of Wales Institute of Science and Technology, Cardiff, U.K.

Jan Hughes was appointed as Vice President Worldwide Marketing of Molecular Devices on February 16, 2005. Mr. Hughes joined Molecular Devices in September 2003 as Director of Product Development, IonWorks and was subsequently promoted to Vice President of Product Development, IonWorks in March 2004. In 1994, Mr. Hughes co-founded Argonaut Technologies, Inc., a bioanalytical instrument company, where he served in various capacities until September 2003, including most recently as Senior Vice President and Chief Technology Officer. Prior to co-founding Argonaut, Mr. Hughes was employed by Applied Biosystems, a bioanalytical instrument company, for approximately ten years where he led instrument product development efforts in protein sequencing, amino acid analysis and both DNA and protein synthesis. Mr. Hughes holds a B.S. in Mechanical Engineering from Cal Poly, San Luis Obispo.

Gillian M.K. Humphries, Ph.D., has served as a Vice President of Molecular Devices since March 1990. Dr. Humphries served as a consultant to Molecular Devices since its inception in 1983. In 1984, Dr. Humphries joined Molecular Devices on a full time basis as a research scientist and, from 1985 to 1990, she served as Director of MAXline and Cytosensor Development. Dr. Humphries holds a Ph.D. in Biochemistry from Stanford University and an M.S. in Biochemistry from San Jose State University.

Robert J. Murray has served as Vice President Worldwide Operations of Molecular Devices since July 1995 and its Director of Operations from October 1993 to July 1995. Prior to joining Molecular Devices, Mr. Murray held general management and executive positions at a variety of companies, including Electromer Corporation, Comptronix Corp. and Gould Biomation, Inc. Mr. Murray holds an M.B.A. from the University of California at Berkeley, an M.S. in Electrical Engineering from San Jose State University, and a B.S. in Science from the University of California at Davis.

Thomas J. O’Lenic has served as Vice President North American Sales and Service since January 2002. From 1995 to 2002, Mr. O’Lenic served in various Sales Management positions at Molecular Devices, most recently as Director of North American Sales, Life Sciences Division. From 1994 to 1995, Mr. O’Lenic was with PerSeptive Biosystems, a bioanalytical instrument company. From 1990 to 1994, Mr. O’Lenic worked for Millipore Corporation, a multinational bioscience company, and from 1989 to 1990, he worked for Bios Corporation, a life science products company. Mr. O’Lenic holds a B.S. in Biology from the University of South Florida.

Patricia C. Sharp has served as Vice President Human Resources since September 2000. From 1997 to 2000, Ms. Sharp served as Human Resources consultant at Sharp Associates Consulting specializing in Human Resources management, leadership and organizational development. Previously, Ms. Sharp worked at Apple Computer, Inc. as Senior Vice President, Human Resources. Ms. Sharp has a B.A. in Behavioral Sciences from San Jose State University.

J. Richard Sportsman, Ph.D., has served as Vice President Assay and Reagent Research and Development since August 2002. From 2000 to 2002, Dr. Sportsman served as Director of Biochemistry of Molecular Devices. From 1998 to 2000, Dr. Sportsman served as Senior Director, Assay Systems, at LJL BioSystems. From 1993 to 1998, Dr. Sportsman served as a Staff Scientist and Director of Molecular Recognition at Telik, Inc. (formerly Terrapin Technologies, Inc.).

EXECUTIVE COMPENSATION

Compensation of Directors

Cash Compensation Arrangements.  Each non-employee director of Molecular Devices receives an annual retainer of $10,000 (with the exception of Molecular Devices’ Audit Committee Chairman, Mr. Bowman, who receives $12,000) payable semiannually. Each non-employee director also receives $1,500 for each Board meeting attended in person by such director and $750 for each meeting attended via teleconference. Each non-employee Board committee member receives $1,000 for each committee meeting attended in person and $500 for each meeting attended via teleconference. The total compensation paid to non-employee directors in fiscal year 2005 was $226,200. In addition, the non-employee members of the Board may be reimbursed for out-of-pocket and travel expenses incurred in connection with attendance at Board and committee meetings.

Equity Compensation Arrangements.  Each non-employee director of Molecular Devices is eligible to receive automatic stock option grants under Molecular Devices’ 2005 Equity Incentive Plan, or the 2005 Plan. However, Dr. Finkel has declined for the time being any equity compensation for his service as a non-employee director at this point. In connection with the adoption of the 2005 Plan in April 2005, Molecular Devices’ Board of Directors adopted resolutions setting forth the terms of options to be granted to Molecular Devices’ non-employee directors, which are described below. Molecular Devices’ Board may at any time, however, adopt resolutions modifying, amending or otherwise changing the terms of the options to be granted to non-employee directors under the 2005 Plan, subject to any applicable stockholder approval requirements. Under these resolutions, each person who is, after May 26, 2005, elected for the first time to be a non-employee director automatically receives, at the time of his or her initial election to the Board, an option to purchase 10,000 shares of Molecular Devices’ common stock. In addition, each non-employee director automatically receives an additional option to purchase 4,000 shares of common stock immediately following each annual meeting of stockholders. In this regard, immediately following the 2005 Annual Meeting of Stockholders, Molecular Devices granted each non-employee director an option under the 2005 Plan covering 4,000 shares of common stock at an exercise price per share of $19.20, the fair market value of such shares based on the closing sales price reported on the NASDAQ on the date of grant. The exercise price of each option granted to the non-employee directors is 100% of the fair market value of the common stock subject to the option on the date of grant. The options granted to non-employee directors under the 2005 Plan become exercisable in installments over a period of four years from the date of grant in equal annual installments commencing on the date one year after the date of the grant. However, attendance at no less than two-thirds of the regularly scheduled Board meetings occurring during a vesting installment period is required for the options to become vested with respect to such installment. Failure to satisfy this requirement during any particular installment period will result in an abatement of the vesting of the options during the applicable installment period and the aggregate vesting period of the options will be increased by one additional year. In the event of certain change in control events, as specified in the 2005 Plan, any outstanding options to a non-employee director will be fully accelerated and the option will terminate if not exercised prior to such event. Vesting will cease upon the termination of service of a non-employee director. The maximum term of options granted to the non-employee directors under the 2005 Plan is ten years. Prior to the adoption of the 2005 Plan, option grants to non-employee directors had been made under the Molecular Devices Corporation 1995 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan. The Directors’ Plan was terminated on May 26, 2005 following stockholder approval of the 2005 Plan; however, all outstanding option grants under the Directors’ Plan continue in effect in accordance with their existing terms and conditions.

Compensation of Executive Officers

The following table shows for the calendar years ended December 31, 2003, 2004 and 2005, compensation awarded or paid to, or earned by, Molecular Devices’ Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2005 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

						Long-Term
						Compensation
		Annual Compensation				Securities	All Other
				Other Annual		Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Compensation ($)		Options (#)	($)(2)

Joseph D. Keegan, Ph.D.	2005	$416,667	$600,000	$16,250	(3)	52,500	$16,535
President and	2004	396,667	645,000	28,515	(4)	60,000	16,230
Chief Executive Officer	2003	377,445	468,084	13,130	(5)	47,500	9,029
Timothy A. Harkness	2005	299,804	269,823	10,225	(6)	32,500	8,350
Chief Financial Officer	2004	260,833	234,750	750	(7)	35,000	10,930
and Senior Vice President	2003	237,499	142,500	—		32,500	3,104
Finance and Operations
Robert J. Murray	2005	215,396	150,777	—		20,000	2,542
Vice President	2004	209,633	125,780	—		25,000	4,514
Worldwide Operations	2003	201,500	90,675	—		22,500	8,234
Patricia C. Sharp	2005	215,396	140,007	—		25,000	6,474
Vice President	2004	209,633	125,780	13,659	(8)	25,000	3,848
Human Resources	2003	201,500	100,750	13,659	(8)	25,000	5,191
Thomas J. O’Lenic	2005	208,733	156,550	3,581	(7)	25,000	5,157
Vice President North	2004	200,400	140,280	3,399	(7)	25,000	4,485
American Sales and Service	2003	191,167	95,583	2,152	(7)	22,500	3,757

(1)	Represents amounts earned in respect of 2003, 2004 and 2005 but paid in 2004, 2005 and 2006 at the election of Molecular Devices.

(2)	Represents the taxable portion of group life insurance paid by Molecular Devices, supplemental health plan amounts reimbursed by Molecular Devices, and Molecular Devices’ discretionary contributions to the executive officer’s 401(k) account.

(3)	Consists of the following payments made by Molecular Devices: (i) $12,000 for the use of an automobile, and (ii) $4,250 for professional services.

(4)	Consists of the following payments made by Molecular Devices: (i) $12,000 for the use of an automobile, and (ii) $16,515 for professional services.

(5)	Consists of the following payments made by Molecular Devices: (i) $12,000 for the use of an automobile, and (ii) $1,130 for professional services.

(6)	Consists of the following payments made by Molecular Devices: (i) $9,375 for the use of an automobile, and (ii) $850 for professional services.

(7)	Consists of payments made by Molecular Devices for the use of an automobile.

(8)	Represents loan amount forgiven by Molecular Devices for the previous payment of certain taxes.

Stock Option Grants and Exercises

The following tables show, for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, each of the Named Executive Officers.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of	Percentage of			Potential Realizable Value at
	Securities	Total Options			Assumed Annual Rates of Stock
	Underlying	Granted to	Exercise or		Price Appreciation for Option
	Options	Employees in	Base Price	Expiration	Term(3)
Name	Granted (#)(1)	Fiscal Year(2)	($/SH)	Date	5% ($)	10% ($)

Joseph D. Keegan, Ph.D.	52,500	16.80%	$21.32	02/15/15	$703,922	$1,783,876
Timothy A. Harkness	32,500	10.40%	21.32	02/15/15	435,761	1,104,304
Robert J. Murray	20,000	6.40%	21.32	02/15/15	268,161	679,572
Patricia C. Sharp	25,000	8.00%	21.32	02/15/15	335,201	849,465
Thomas J. O’Lenic	25,000	8.00%	21.32	02/15/15	335,201	849,465

(1)	The options have a ten-year term, subject to earlier termination upon death, disability or termination of employment. Options vest at the rate of 25% of the shares subject to the option per year, subject to acceleration as described under the caption “Employment Contracts, Severance and Change of Control Arrangements” below. The exercise price per share was equal to the fair market value of Molecular Devices’ common stock on the date of grant.

(2)	Based upon options to purchase 312,500 shares granted to employees of Molecular Devices during the fiscal year ended December 31, 2005.

(3)	The potential realizable value is calculated based on the term of the option at its time of grant, or ten years, compounded annually. Assumed stock price appreciation of 5% and 10% is used pursuant to rules promulgated by the SEC. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. Actual gains, if any, on option exercises are dependent on the future performance of Molecular Devices’ common stock and overall market conditions.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

			Number of Securities Underlying		Value of Unexercised In-the
	Shares	Value	Unexercised Options at		Money Options at
	Acquired on	Realized	December 31, 2005 (#)(1)		December 31, 2005 ($)(2)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph D. Keegan, Ph.D.	—	—	376,656	104,844	$2,385,673	$939,285
Timothy A. Harkness	—	—	195,467	64,533	1,438,550	581,788
Robert J. Murray	—	—	115,341	42,659	739,044	388,196
Patricia C. Sharp	3,500	$32,760	132,905	48,595	714,780	437,815
Thomas J. O’Lenic	17,467	121,794	35,764	48,596	232,479	434,426

(1)	Reflects shares vested and unvested at December 31, 2005.

(2)	Value is based on the fair market value of Molecular Devices’ common stock at December 30, 2005 ($28.93) with respect to in-the-money options minus the exercise price of the options. These values have not been, and may never be, realized.

Employment Contracts, Severance and Change of Control Arrangements

Chief Executive Officer Key Employee Agreement

On July 29, 2004, Molecular Devices entered into an Amended Key Employee Agreement with Joseph D. Keegan, Ph.D., President and Chief Executive Officer of Molecular Devices. The agreement supersedes and replaces Dr. Keegan’s original Key Employment Agreement with Molecular Devices and the Change in Control Severance Benefit Plan established by Molecular Devices for Dr. Keegan. Pursuant to the terms of the agreement, Dr. Keegan’s base salary was initially set at $400,000, which is reviewed annually. Dr. Keegan is also eligible for a variable discretionary performance bonus based on the attainment of certain corporate goals established in agreement with the Board of Directors, which is intended to result in a bonus equal to 100% of his base salary if performance is at 100% of target.

In the event Dr. Keegan is terminated without cause or Dr. Keegan resigns from Molecular Devices for good reason, other than in connection with a change in control, Dr. Keegan will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•	Molecular Devices will retain Dr. Keegan as a consultant for a period of one year following his termination, during which time he will be entitled to a monthly cash payment equal to 1/12th of the sum of (i) his annual base salary in effect at the time of his termination plus (ii) the bonus amount Dr. Keegan would have earned at 100% of target for the year in which the termination occurs.

•	The outstanding stock options held by Dr. Keegan as of the date of his termination will become fully vested and exercisable as of that date.

In the event Dr. Keegan is terminated without cause or Dr. Keegan resigns from Molecular Devices for good reason within two months prior to, or 24 months after, a change in control, Dr. Keegan will, subject to certain conditions, be entitled to receive certain severance benefits (in lieu of the severance benefits described above), including the following:

•	Dr. Keegan will be entitled to a single lump-sum payment equal to the sum of (i) 24 months of his annual base salary in effect at the time of his termination, plus (ii) a bonus amount equal to twice what Dr. Keegan would have earned at 100% of target for the year in which the termination occurs.

•	The outstanding stock options held by Dr. Keegan as of the date of his termination will become fully vested and exercisable as of that date.

Chief Financial Officer Employment Agreement

On December 17, 2004, Molecular Devices entered into an Amended Key Employee Agreement with Timothy A. Harkness, Chief Financial Officer and Senior Vice President Finance and Operations of Molecular Devices. The agreement supersedes and replaces Mr. Harkness’ original offer letter agreement with Molecular Devices and the Change in Control Severance Benefit Plan established by Molecular Devices that was previously applicable to Mr. Harkness. Pursuant to the terms of the agreement, Mr. Harkness’ base salary was initially set at $275,000, which is reviewed annually. Mr. Harkness is also eligible for a variable discretionary performance bonus based on the attainment of certain corporate goals established in agreement with the Chief Executive Officer of Molecular Devices, which is intended to result in a bonus equal to 60% of his base salary if performance is at 100% of target.

In the event Mr. Harkness is terminated without cause or Mr. Harkness resigns from Molecular Devices for good reason, other than in connection with a change in control, Mr. Harkness will, subject to certain conditions, be entitled to receive certain severance benefits, including the following:

•	Molecular Devices will retain Mr. Harkness as a consultant for a period of one year following his termination, during which time he will be entitled to a monthly cash payment equal to 1/12th of the sum of (i) his annual base salary in effect at the time of his termination plus (ii) the bonus amount Mr. Harkness would have earned at 100% of target for the year in which the termination occurs.

•	The outstanding stock options held by Mr. Harkness as of the date of his termination will become fully vested and exercisable as of that date.

In the event Mr. Harkness is terminated without cause or Mr. Harkness resigns from Molecular Devices for good reason within two months prior to, or 24 months after, a change in control, Mr. Harkness will, subject to certain conditions, be entitled to receive certain severance benefits (in lieu of the severance benefits described above), including the following:

•	Mr. Harkness will be entitled to a single lump-sum payment equal to the sum of (i) 18 months of his annual base salary in effect at the time of his termination, plus (ii) 1.5 times the bonus amount Mr. Harkness would have earned at 100% of target for the year in which the termination occurs.

•	The outstanding stock options held by Mr. Harkness as of the date of his termination will become fully vested and exercisable as of that date.

Vice President Employment Agreements

On July 25, 2000, Patricia C. Sharp, Vice President Human Resources, entered into an employment letter agreement with Molecular Devices that provided for the following:

•	Ms. Sharp’s initial annual base salary was $185,000 per year, subject to annual review, and her initial bonus was $50,000. Ms. Sharp is also eligible to receive variable discretionary bonuses annually thereafter.

•	Ms. Sharp was entitled to receive options to purchase 47,500 shares of Molecular Devices common stock. The options vested over four years with 11,875 shares vesting on each anniversary of the employment date.

•	Ms. Sharp was eligible to receive an aggregate of 2,500 shares of restricted common stock. The shares were granted ratably and quarterly over a period of two years. Molecular Devices also agreed to loan Ms. Sharp amounts required for the payment of tax obligations related to these share grants.

On January 10, 2002, Tom O’Lenic, Vice President North America Sales and Service, entered into an employment letter agreement with Molecular Devices. The agreement provides for an annual base salary of $185,000 per year and Mr. O’Lenic’s eligibility to receive certain variable discretionary bonuses. Pursuant to the agreement, Mr. O’Lenic was entitled to receive options to purchase 40,000 shares of Molecular Devices’ common stock. The options vested over a period of four years.

On October 4, 1993, Robert J. Murray, Vice President Worldwide Operations, entered into an employment letter agreement with Molecular Devices. The agreement provides for an annual base salary of $100,000 per year and Mr. Murray’s eligibility to receive certain variable discretionary bonuses. Pursuant to the agreement, Mr. Murray was entitled to receive options to purchase 20,000 shares of Molecular Devices’ common stock. The options vested over a period of four years.

Change in Control Severance Benefit Plan

In February 2001, the Board of Directors adopted a Change in Control Severance Benefit Plan to provide certain benefits and protections to designated executive officers, currently including Ms. Sharp and Messrs. Murray and O’Lenic, who have not entered into individual severance benefit or change in control agreements with Molecular Devices. The plan provides that in the event of a constructive or involuntarily termination without cause within 13 months after a change in control, as defined in the plan, such terminated executive officer will receive (1) lump sum payment equal to 12 months’ salary, (2) a bonus payment equal to what would have been earned at 100% of target for the year of termination, (3) continued health insurance benefits for 18 months, unless the executive officer obtains coverage from another employer during that time, (4) full acceleration of vesting for all outstanding options and (5) payment for an executive assistance program lasting up to three months and not to exceed $7,500, provided that the executive officer enrolls within six months following termination. If the total amount of payment under the plan would cause the executive officer to incur “golden parachute” excise tax liability in connection with the change in control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred.

Compensation Committee Interlocks and Insider Participation

As previously noted, the Compensation Committee is composed of three non-employee directors: Dr. Waitz and Messrs. Anderson and Marion. Mr. Marion served as an interim chief executive officer of Molecular Devices from October 1997 to March 1998. No member of the Compensation Committee is or was formerly a permanent officer or employee of Molecular Devices. No interlocking relationship exists between Molecular Devices’ Board of Directors or Compensation Committee and the Board of Directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION (1)

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Mr. Anderson, Mr. Marion and Dr. Waitz, all of whom are independent directors. The Committee is responsible for establishing Molecular Devices’ compensation for executive officers, including reviewing and approving annually all compensation decisions related to the executive officers.

Overview.  The goals of Molecular Devices’ executive compensation program are to align compensation with business objectives and performance and to enable Molecular Devices to attract, retain and reward executive officers and other key employees who contribute to the long-term success of Molecular Devices and to motivate them to enhance long-term stockholder value. Molecular Devices’ executive compensation program for 2005 was designed with these goals in mind. As discussed below, the executive compensation program for 2005 consisted of, and was intended to strike a balance among, the following three elements:

•	Base Salary. Salary for the Chief Executive Officer is based principally on the Committee’s assessment of the Chief Executive Officer’s current salary against his individual performance and the life science and general industry peer group pay levels. The salaries for all other executive officers are determined by the Committee on the basis of similar criteria.

•	Bonus. Executive bonuses are primarily based on an evaluation of individual and company-wide performance against a number of metrics established by the Board of Directors.

•	Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants, are designed to insure that incentive compensation is linked to the long-term performance of Molecular Devices.

Molecular Devices also offers to its executive officers participation (with all other eligible employees of Molecular Devices) in its 401(k) Plan and certain other benefits available generally to employees of Molecular Devices, as well as certain perquisites.

Base Salary.  The Committee determines the base salary of the Chief Executive Officer and reviews and approves base salaries for each of Molecular Devices’ other executive officers annually. In setting or adjusting base salaries for 2005, the Committee assessed each executive officer’s current salary against a number of factors, including corporate and individual performance during 2005, his or her tenure at Molecular Devices, his or her pay level compared to other executives of Molecular Devices, as well as general economic factors such as increases in the cost of living. The Committee neither based its considerations on any single factor nor did it specifically assign relative weights to factors but rather considered a mix of factors and evaluated individual salaries against that mix. The Committee also reviewed the reported compensation levels for executive officers of certain peer companies in the life sciences industry to enable it to compare the base salaries of Molecular Devices’ executives to base salaries for comparable executives reported by those peer companies. The peer companies reviewed by the Committee included a more diverse group of life sciences companies than those companies included in the peer group index used in the performance measurement comparison graph included in this proxy statement. Merit increases, if any, normally take effect on March 1 of each year. In March 2005, all Named Executive Officers named in the Summary Compensation Table received merit salary increases.

Bonus.  Molecular Devices maintains a bonus program to reward executive officers and other employees for attaining individual performance objectives, as well as company-wide objectives. The bonus award depends on the extent to which these company-wide and individual performance objectives are achieved. Company-wide objectives consist of operating, strategic and financial goals that are considered to be critical to Molecular Devices’ fundamental long-term goal of building stockholder value. For fiscal 2005, these objectives were included in Molecular Devices’ 2005 Balanced Scorecard, which set forth a number of metrics established by the Board of

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Molecular Devices under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Directors based on recommendations of management that applied generally to employees of Molecular Devices in determining their bonuses. These objectives related to product development and quality, customer satisfaction, financial performance metrics and employee training and development. As with setting or adjusting base salaries, for 2005, the Committee neither based its considerations on any single individual or company-wide performance factor nor did it specifically assign relative weights to factors, but rather considered a mix of factors and evaluated individual performance against that mix both in absolute terms and in relation to other company executives. The Committee’s assessment also involved a subjective review of overall corporate and individual performance. Commensurate with Molecular Devices’ philosophy of establishing a strong link between compensation and corporate performance, bonuses represent a greater component of overall cash compensation for executive officers than for other employees. For fiscal 2005, each executive officer was assigned a target bonus ranging from 40% to 100% of his or her base salary which would be earned by the officer upon achievement of his or her respective performance target at the 100% level. Performance below 100% of target could result in a reduced bonus or no bonus. Performance above target, on the other hand, could result in bonuses above the target bonus level. In 2005, each Named Executive Officer named in the Summary Compensation Table had received bonus above his or her target bonus, based primarily on Molecular Devices’ overall financial and corporate performance in 2005, as well as his or her leadership in advancing Molecular Devices’ performance objectives in fiscal 2005.

Long-Term Incentive Compensation.  In April 2005, the Board adopted, and the stockholders subsequently approved, the Molecular Devices’ 2005 Equity Incentive Plan, or the 2005 Plan, as an amendment and restatement of Molecular Devices’ 1995 Stock Option Plan, or the 1995 Plan. The 2005 Plan was established to provide employees of Molecular Devices with an opportunity to participate, along with stockholders of Molecular Devices, in the long-term performance of Molecular Devices. Under the 2005 Plan, or the 1995 Plan prior to the adoption of the 2005 Plan, initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options under the 2005 Plan generally vest over a four or five-year period and expire ten years from the date of grant. The exercise price of such options is usually 100% of the fair market value of the underlying stock on the date of grant.

Guidelines for the number of stock options for each participant under the 2005 Plan, or the 1995 Plan prior to the adoption of the 2005 Plan, are generally determined by applying several factors to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options to officers, the Committee considers individual performance, overall contribution to Molecular Devices, officer retention, the number of unvested stock options held by the officer and the total number of stock options to be awarded.

Section 162(m) of the Internal Revenue Code of 1986 limits Molecular Devices to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under the 2005 Plan, or the 1995 Plan prior to the adoption of the 2005 Plan in April 2005, are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. The Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of Molecular Devices and its stockholders.

CEO Compensation.  In setting Dr. Keegan’s compensation for 2005, the Committee used the approach described above in setting the base salary, bonus and long-term incentive compensation. In addition, the Committee considered the status of Dr. Keegan as Molecular Devices’ most senior officer, reviewed reported cash and incentive compensation for chief executive officers of certain peer companies in the life sciences industry, and evaluated the role he plays in achieving overall corporate goals. The Committee also believes that the bonus component of Dr. Keegan’s overall cash compensation should represent a higher percentage of cash compensation than is the case for the other executive officers.

For fiscal year 2005, Dr. Keegan’s compensation package consisted primarily of an annual base salary of $420,000, a cash bonus award and an award of a stock option to purchase 52,500 shares of Molecular Devices’

common stock under the 1995 Plan at an at an exercise price of $21.32 per share. As indicated above, Dr. Keegan was awarded a cash bonus of $600,000 based primarily on Molecular Devices overall financial and corporate performance in 2005, as well as Dr. Keegan’s leadership in advancing Molecular Devices’ performance objectives in fiscal 2005.

The Committee also reviewed perquisites and other compensation paid to Dr. Keegan for 2005, which included $12,000 for the use of an automobile and $4,250 for professional service fees, and found these amounts to be reasonable.

Summary.  Through the compensation arrangements described above, a significant portion of Molecular Devices’ compensation program for its executive officers (including the CEO) is contingent upon the individual’s and Company’s performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. Molecular Devices remains committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executives and the volatility of Molecular Devices’ business may result in highly variable compensation during any given annual period.

Compensation Committee

David L. Anderson
André F. Marion
J. Allan Waitz, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Molecular Devices has entered into indemnity agreements with certain officers and directors which provide, among other things, that Molecular Devices will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Molecular Devices, and otherwise to the fullest extent permitted under Delaware law and Molecular Devices’ bylaws.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 2000 for (i) Molecular Devices’ common stock, (ii) the NASDAQ Stock Market (U.S.) Index and (iii) a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG MOLECULAR DEVICES CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Molecular Devices under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Molecular Devices stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or Molecular Devices that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Molecular Devices Corporation, 1311 Orleans Drive, Sunnyvale, California 94089 or (3) contact our Investor Relations representatives at (408) 747-1700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Molecular Devices will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

James C. Kitch
Secretary

April 5, 2006

A copy of Molecular Devices’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested, is available without charge upon written request to: Investor Relations, Molecular Devices Corporation, 1311 Orleans Drive, Sunnyvale, California 94089.

MOLECULAR DEVICES CORPORATION

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 BELOW.
A	Election of Directors
Proposal 1.	To elect directors to serve for the ensuing year and until their successors are elected.

Nominees:

	For	Withhold		For	Withhold
01 — Joseph D. Keegan, Ph. D.	☐	☐	05 — Alan Finkel, Ph.D.	☐	☐
02 — Moshe H. Alafi	☐	☐	06 — André F. Marion	☐	☐
03 — David L. Anderson	☐	☐	07 — Harden M. McConnell, Ph.D.	☐	☐
04 — A. Blaine Bowman	☐	☐	08 — J. Allan Waitz, Ph.D.	☐	☐
B	Ratification of Selection of Independent Registered Public Accounting Firm

		For	Against	Abstain
Proposal 2.	To ratify the selection of Ernst & Young LLP as Molecular Devices’ independent registered public accounting firm for the fiscal year ending December 31, 2006.	☐	☐	☐
C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)

■ ■	/	■ ■	/	■ ■ ■ ■

Proxy — Molecular Devices Corporation

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders
To be held on May 11, 2006
The undersigned hereby appoints Joseph D. Keegan, Ph.D., and Timothy A. Harkness, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Molecular Devices Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Molecular Devices Corporation to be held at the company’s corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California 94089, on Thursday, May 11, 2006 at 10:30 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters stated on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.
Please vote, date and promptly return this proxy in the enclosed return envelope.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.